FOR IMMEDIATE RELEASE
---------------------
For:     Cathay General Bancorp                            Contact: Heng W. Chen
         777 N. Broadway                                   (213) 625-4752
         Los Angeles, CA 90012

      CATHAY GENERAL BANCORP ANNOUNCES EARNINGS OF $30.0 MILLION, OR $0.57
                        PER SHARE, IN FIRST QUARTER 2007

      Los Angeles,  Calif.,  April 26: Cathay  General  Bancorp (the  "Company",
NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the first quarter of 2007.

STRONG FINANCIAL PERFORMANCE

                                   First Quarter 2007  First Quarter 2006
-----------------------------------------------------  ------------------

Net income                              $30.0 million       $27.3 million
Basic earnings per share                        $0.58               $0.54
Diluted earnings per share                      $0.57               $0.54
Return on average assets                         1.45%               1.67%
Return on average stockholders' equity          12.87%              14.06%
Efficiency ratio                                38.44%              36.07%


FIRST QUARTER HIGHLIGHTS

o First quarter earnings increased $2.7 million, or 9.6%, compared to the same quarter a year ago.
o Fully diluted earnings per share reached $0.57, increasing 5.6% compared to the same quarter a year ago.

o Return on average assets was 1.45% for the quarter ended March 31, 2007, compared to 1.54% for the quarter ended December 31, 2006 and compared to 1.67% for the same quarter a year ago.
o Return on average stockholders' equity was 12.87% for the quarter ended March 31, 2007, compared to 13.03% for the quarter ended December 31, 2006, and compared to 14.06% for the same quarter a year ago.
o Gross loans, excluding the loans acquired through United Heritage Bank, increased by $110.6 million, or 1.92% for the quarter to $5.9 billion at March 31, 2007.
o The Company completed the acquisition of United Heritage Bank at the close of business on March 30, 2007.

      "We are pleased to report solid earnings for the first quarter of 2007 despite a challenging economic environment. Strong net interest income and an improvement in the efficiency ratio were the main factors that contributed to the solid first quarter results," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

      "We received the necessary regulatory approvals for our new Hong Kong branch as of April 4, 2007 and expect the office to open by the end of the second quarter. Our new Bellevue, Washington branch is expected to open in May, 2007, followed by our new Dallas, Texas, and Ontario, California branches early in the third quarter," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

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

                                                                          Page 2

      "In March, 2007, the Company's Board of Directors approved a new stock repurchase program for the repurchase of one million shares of its common stock, demonstrating the Company's continuing commitment to effective capital management and stockholder value. While loan growth has slowed, we are still optimistic that 2007 should be another record year for Cathay General Bancorp," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

      The   comparability   of   financial   information   is  affected  by  our
acquisitions. Operating results include the operations of acquired entities from the date of acquisition.

Net interest income before provision for loan losses

      Net interest income before provision for loan losses increased to $72.8 million during the first quarter of 2007, or 11.7% higher than the $65.1 million during the same quarter a year ago. The increase was due primarily to the increases in loans and securities and higher loan prepayment fees of $0.9 million.

      The net interest margin, on a fully taxable-equivalent basis, was 3.83% for the first quarter of 2007. The net interest margin decreased 18-basis points from 4.01% in the fourth quarter of 2006 and decreased 50-basis points from 4.33% in the first quarter of 2006. The decrease in the net interest margin was primarily as a result of the increases in investment securities that had lower yields than loans, repricing of time deposits to reflect higher market interest rates, and increased reliance on more expensive wholesale borrowings.

      For the first quarter of 2007, the yield on average interest-earning assets was 7.44% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 4.27%. In comparison, for the first quarter of 2006, the yield on average interest-earning assets was 6.94% and cost of funds on average interest-bearing liabilities equaled 3.18%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased primarily due to the reasons discussed above.

Provision for loan losses

      The provision for loan losses was $1.0 million for the first quarter of 2007 compared to $1.5 million for the first quarter of 2006 and to no provision for the fourth quarter of 2006. The provision for loan losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2007. The provision for loan losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb loan losses inherent in the Company's loan portfolio. The following table summarizes the charge-offs and recoveries for the quarters as indicated:


--------------------------------------------------------------------------------
                        For the three months ended,
--------------------------------------------------------------------------------
(Dollars in thousands)       March 31, 2007   March 31, 2006   December 31, 2006
----------------------       --------------   --------------   -----------------

Charge-offs                  $        3,281   $          265   $           1,185
Recoveries                            2,477              241                 342
Net Charge-offs (Recoveries) $          804   $           24   $             843
                             --------------   --------------   -----------------
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
                                                                          Page 3

Non-interest income

      Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $5.9 million for the first quarter of 2007, an increase of $809,000, or 15.9%, compared to the non-interest income of $5.1 million for the first quarter of 2006.

      For the first quarter of 2007, the Company recorded net securities gains of $191,000 compared to net securities gains of $27,000 for the same quarter in 2006.

      Letters of credit commissions increased $223,000, or 20.9%, to $1.3 million in the first quarter of 2007 from $1.1 million in the same quarter of 2006 due primarily to increases in export letters of credit commissions and documentary collection commissions due in part to the acquisition of Great Eastern Bank in April 2006.

      Depository service fees increased $91,000, or 7.3%, from $1.26 million in the first quarter of 2006 to $1.35 million in the first quarter of 2007 due primarily to the increases in overdraft and non-sufficient fund charges.

      In addition, other operating income increased $331,000, or 12.2%, to $3.1 million in the first quarter of 2007 from $2.7 million in the same quarter a year ago primarily due to increases in loan referral fees of $356,000, safe deposit box commissions of $156,000, wealth management commissions of $138,000, wire transfer fees of $121,000 and other miscellaneous income of $181,000 offset by a decrease in warrant income of $883,000.

Non-interest expense

      Non-interest expense increased $4.9 million, or 19.4%, to $30.2 million in the first quarter of 2007 compared to the same quarter a year ago primarily due to increases in salaries and employee benefits expenses, occupancy expenses, and computer and equipment expenses. The efficiency ratio was 38.44% for the first quarter of 2007 compared to 36.07% in the year ago quarter and 38.82% for the fourth quarter of 2006.

      The increase of non-interest expense from the first quarter a year ago to the first quarter of 2007 was primarily due to the acquisitions of Great Eastern Bank and New Asia Bancorp in 2006, and a combination of the following:

o Salaries and employee benefits increased $2.9 million, or 20.9%, from $14.04 million in the first quarter of 2006 to $16.98 million in the first quarter of 2007 due primarily to increases in salaries, payroll taxes, and benefits of $2.5 million.
o Occupancy expenses increased $688,000, or 33.1%, due to increases in depreciation expenses, property taxes, rent expenses, utility expenses and repair and maintenance expenses due to acquisitions.
o Computer and equipment expenses increased $615,000, or 38.2%, due to the increase in software license fees under a new data processing contract and in depreciation expenses.

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
                                                                          Page 4

o Marketing expenses increased $206,000, or 29.6%, in the first quarter of 2007 compared to the same quarter a year ago due to increased donations, sponsorships, and charitable contributions.

o OREO expenses increased $159,000 due to an additional writedown recorded in connection with the sale of a property which closed on April 20, 2007.

o Amortization of core deposit intangibles increased $364,000, or 26.0%, due to the acquisitions completed during 2006.

o Other operating expenses increased $192,000, or 8.6%, primarily due to increases in printing and supply expenses and higher operating losses.

      Offsetting the above increases were a $355,000, or 27.3%, decrease in operations of affordable housing investments primarily due to a $500,000 cash distribution from a low income housing partnership which had been fully amortized in previous years.

Income taxes

      The effective tax rate was 36.8% for the first quarter of 2007, compared to 37.0% for the same quarter a year ago and 36.4% for the full year 2006.

      The FASB issued Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" ("FIN 48") which requires that the amount of recognized tax benefit should be the maximum amount which is more-likely-than-not to be realized and that amounts previously recorded that do not meet the requirements of FIN 48 be charged against retained earnings. As of December 31, 2006, the Company reflected a $12.1 million net state tax receivable related to payments it made in April 2004 under the Voluntary Compliance Initiative program of the California Franchise Tax Board for tax deductions related to its regulated investment company for the years 2000, 2001, and 2002. The Company has determined that its refund claim related to its regulated investment company is not more-likely-than-not to be realized and consequently, included the $7.9 million after tax amount related to its refund claim in its $8.5 million total cumulative effect adjustment for FIN 48 as an adjustment to the opening balance of retained earnings as of the January 1, 2007, effective date of FIN 48.

BALANCE SHEET REVIEW

      Total assets increased by $662.3 million, or 8.3%, to $8.7 billion at March 31, 2007 from year-end 2006 of $8.0 billion. The increase in total assets was represented primarily by increases in investment securities, reverse repurchase agreements and loans funded by increases in repurchase agreements and FHLB borrowings. Securities purchased under agreements to resell increased $150.0 million and long-term certificates of deposit increased $50.0 million during the first quarter due to attractive rates available on these investments. Investment securities increased by $338.0 million during the first quarter due to purchases of callable agency securities which provided collateral for repurchase agreements.

      The growth of gross loans to $5.9 billion as of March 31, 2007, from $5.7 billion as of December 31, 2006, represents an increase of $149.2 million, or 2.6%, of which $38.6 million resulted from the acquisition of United Heritage Bank on March 30, 2007.

      The changes in the loan composition from December 31, 2006, are presented below:

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
                                                                          Page 5

Type of Loans:                    March 31, 2007    December 31, 2006      % Change
                                 ---------------    -----------------    -----------
                                         (Dollars in thousands)
Commercial                       $     1,258,234    $       1,243,756              1
Residential mortgage                     475,463              455,949              4
Commercial mortgage                    3,341,377            3,226,658              4
Equity lines                             114,137              118,473             (4)
Real estate construction                 687,989              685,206              0
Installment                               16,212               13,257             22
Other                                      3,303                4,247            (22)
  Gross loans and leases         $     5,896,715    $       5,747,546              3
Allowance for loan losses                (65,317)             (64,689)             1
Unamortized deferred loan fees           (11,354)             (11,984)            (5)
  Total loans and leases, net    $     5,820,044    $       5,670,873              3

      At March 31, 2007, total deposits increased $49.4 million, or 0.9%, to $5.72 billion from December 31, 2006, of $5.68 billion, due primarily to $54.2 million from the acquisition of United Heritage Bank. The changes in the deposit composition from December 31, 2006, are presented below:

Deposits                                March 31, 2007   December 31, 2006    % Change
                                       ---------------   -----------------   ----------
                                             (Dollars in thousands)
Non-interest-bearing demand            $       778,965   $         781,492           (0)
NOW                                            236,601             239,589           (1)
Money market                                   677,406             657,689            3
Savings                                        351,432             358,827           (2)
Time deposits under $100,000                 1,032,774           1,007,637            2
Time deposits of $100,000 or more            2,647,562           2,630,072            1
  Total deposits                       $     5,724,740   $       5,675,306            1

      At March 31, 2007, brokered deposits increased $21.1 million to $268.8 million from $247.7 at December 31, 2006.

      Securities sold under agreement to repurchase increased $338.3 million from $400.0 million at December 31, 2006, to $738.3 million at March 31, 2007. Advances from the Federal Home Loan Bank increased $260.0 million to $974.7 million at March 31, 2007, compared to $714.7 million at December 31, 2006. Federal funds purchased decreased $37.0 million to $13.0 million at March 31, 2007, from $50.0 million at December 31, 2006.

      On March 30, 2007, Cathay General Bancorp issued $46.4 million of junior subordinated debt which generated $45.0 million of Tier 1 capital.

ASSET QUALITY REVIEW

      Non-performing assets to gross loans and other real estate owned was 0.63% at March 31, 2007, compared to 0.62% at December 31, 2006. Total non-performing assets increased $1.6 million, or 4.6%, to $37.2 million at March 31, 2007, compared with $35.6 million at December 31, 2006, primarily due to a $10.1 million increase in non-accrual loans, including $0.6 million from the acquisition of United Heritage Bank, offset by a $7.7 million decrease in accruing loans past due 90 days or more and by a $748,000 decrease in OREO. Included in nonaccrual loans at March 31, 2007 was one well-secured land loan for $12.0 million which was reduced by a $8.5 million payment received on April 26, 2007 and the remaining $3.5 million is expected to be repaid in full by early May, 2007. In addition, on April 20, 2007, the sale of a $4.1 million OREO was completed at its recorded book value as of March 31, 2007.

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

                                                                          Page 6

      The allowance for loan losses amounted to $65.3 million at March 31, 2007, and represented the amount that the Company believes to be sufficient to absorb loan losses inherent in the Company's loan portfolio. The allowance for loan losses represented 1.11% of period-end gross loans and 200% of non-performing loans at March 31, 2007. The comparable ratios were 1.13% of gross loans and 213% of non-performing loans at December 31, 2006. Results of the changes to the Company's non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)                    March 31, 2007   December 31, 2006    % Change
                                         ---------------   -----------------   ----------
Non-performing assets
Accruing loans past due 90 days or more  $           262   $           8,008          (97)
Non-accrual loans                                 32,462              22,322           45
                                                           -----------------
  Total non-performing loans                      32,724              30,330            8
    Other real estate owned                        4,511               5,259          (14)
                                                           -----------------
  Total non-performing assets            $        37,235   $          35,589            5
                                                           -----------------
Troubled debt restructurings             $           955   $             955           --
                                         ===============   =================


CAPITAL ADEQUACY REVIEW

      At March 31, 2007, the Tier 1 risk-based capital ratio of 9.40%, total risk-based capital ratio of 10.92%, and Tier 1 leverage capital ratio of 8.78%, continue to place the Company in the "well capitalized" category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2006, the Company's Tier 1 risk-based capital ratio was 9.40%, the total risk-based capital ratio was 11.00%, and Tier 1 leverage capital ratio was 8.98%.

      During the first quarter of 2007, the Company repurchased 877,903 shares of its common stock for $29.9 million, or $34.11 average cost per share. No shares were repurchased during 2006. On March 6, 2007, the Company completed the March 18, 2005, repurchase program with 1.0 million shares of its common stock repurchased for $33.9 million, or $33.91 average cost per share. On March 7, 2007, the Company announced a new program to repurchase an additional 1.0 million shares of its common stock. At March 31, 2007, 573,800 shares remain under the Company's March 7, 2007 repurchase program.

ABOUT CATHAY GENERAL BANCORP

      Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 30 branches in California, nine branches in New York State, one in Massachusetts, one in Houston, Texas, two in Washington State, three in Chicago, Illinois, one in New Jersey, a loan production office in Dallas and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

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
                                                                          Page 7

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

      Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy; and general economic or business conditions in California and other regions where Cathay Bank has operations.

      These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006, its reports and registration statements filed with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

      Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777
N.  Broadway,  Los  Angeles,  CA  90012,  Attention:  Investor  Relations  (213)
625-4749.

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

                                                                          Page 8

                             CATHAY GENERAL BANCORP
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                                      Three months ended March 31,
                                                          ----------------------------------------------------
(Dollars in thousands, except per share data)                   2007               2006              % Change
--------------------------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Net interest income before provision for loan losses       $        72,752    $          65,141            12
  Provision for loan losses                                          1,000                1,500           (33)
                                                           ---------------    -----------------
    Net interest income after provision for loan losses             71,752               63,641            13
  Non-interest income                                                5,884                5,075            16
  Non-interest expense                                              30,229               25,326            19
                                                           ---------------    -----------------
  Income before income tax expense                                  47,407               43,390             9
  Income tax expense                                                17,441               16,054             9
                                                           ---------------    -----------------
  Net income                                               $        29,966    $          27,336            10
                                                           ===============    =================

Net income per common share:
    Basic                                                  $          0.58    $            0.54             7
    Diluted                                                $          0.57    $            0.54             6

Cash dividends paid per common share                       $          0.09    $            0.09            --

==============================================================================================================

SELECTED RATIOS
  Return on average assets                                            1.45%                1.67%          (13)
  Return on average stockholder' equity                              12.87%               14.06%           (8)
  Efficiency ratio                                                   38.44%               36.07%            7
  Dividend payout ratio                                              15.60%               16.53%           (6)

==============================================================================================================

YIELD ANALYSIS (Fully taxable equivalent)
  Total interest-earning assets                                       7.44%                6.94%            7
  Total interest-bearing liabilities                                  4.27%                3.18%           34
  Net interest spread                                                 3.17%                3.76%          (16)
  Net interest margin                                                 3.83%                4.33%          (12)

==============================================================================================================

CAPITAL RATIOS                                            March 31, 2007    March 31, 2006   December 31, 2006
                                                          --------------    --------------   -----------------
  Tier 1 risk-based capital ratio                                   9.40%           10.26%               9.40%
  Total risk-based capital ratio                                   10.92%           11.31%              11.00%
  Tier 1 leverage capital ratio                                     8.78%            9.61%               8.98%


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
                                                                          Page 9

                             CATHAY GENERAL BANCORP
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(In thousands, except share and per share data)             March 31, 2007    December 31, 2006       % change
-----------------------------------------------            -----------------  -----------------       --------
Assets
Cash and due from banks                                    $        93,191    $         114,798           (19)
Federal funds sold                                                   3,912               18,000           (78)
                                                           ---------------    -----------------
    Cash and cash equivalents                                       97,103              132,798           (27)
Short-term investments                                              15,525               16,379            (5)
Securities purchased under agreements to resell                    150,000                   --           100
Long-term certificates of deposit                                   50,000                   --           100
Securities available-for-sale (amortized cost of
    $1,873,558 in 2007 and $1,543,667 in 2006)                   1,860,194            1,522,223            22
Trading securities                                                   5,316                5,309             0
Loans                                                            5,896,715            5,747,546             3
  Less: Allowance for loan losses                                  (65,317)             (64,689)            1
        Unamortized deferred loan fees, net                        (11,354)             (11,984)           (5)
                                                           ---------------    -----------------
        Loans, net                                               5,820,044            5,670,873             3
Federal Home Loan Bank stock                                        50,094               34,348            46
Other real estate owned, net                                         4,511                5,259           (14)
Affordable housing investments, net                                 85,623               87,289            (2)
Premises and equipment, net                                         75,352               72,934             3
Customers' liability on acceptances                                 24,987               27,040            (8)
Accrued interest receivable                                         44,605               39,267            14
Goodwill                                                           320,500              316,752             1
Other intangible assets, net                                        41,610               42,987            (3)
Other assets                                                        43,315               53,050           (18)

                                                           ---------------    -----------------
  Total assets                                             $     8,688,779    $       8,026,508             8
                                                           ===============    =================

Liabilities and Stockholder' Equity
Deposits
  Non-interest-bearing demand deposits                     $       778,965    $         781,492            (0)
  Interest-bearing deposits:
    NOW deposits                                                   236,601              239,589            (1)
    Money market deposits                                          677,406              657,689             3
    Savings deposits                                               351,432              358,827            (2)
    Time deposits under $100,000                                 1,032,774            1,007,637             2
    Time deposits of $100,000 or more                            2,647,562            2,630,072             1
                                                           ---------------    -----------------
    Total deposits                                               5,724,740            5,675,306             1
                                                           ---------------    -----------------

Federal funds purchased                                             13,000               50,000           (74)
Securities sold under agreement to repurchase                      738,300              400,000            85
Advances from the Federal Home Loan Bank                           974,680              714,680            36
Other borrowings from financial institutions                        10,000               10,000            --
Other borrowings from affordable housing investments                19,777               19,981            (1)
Long-term debt                                                     150,517              104,125            45
Acceptances outstanding                                             24,987               27,040            (8)
Minority interest in consolidated subsidiaries                       8,500                8,500            --
Other liabilities                                                   85,640               73,802            16
                                                           ---------------    -----------------
  Total liabilities                                              7,750,141            7,083,434             9
                                                           ---------------    -----------------
    Commitments and contingencies                                       --                   --            --
                                                           ---------------    -----------------
  Total stockholders' equity                                       938,638              943,074            (0)
                                                           ---------------    -----------------
  Total liabilities and stockholders' equity               $     8,688,779    $       8,026,508             8
                                                           ===============    =================

Book value per share                                       $         18.35    $           18.16             1
Number of common stock shares outstanding                       51,154,356           51,930,955            (1)

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

                                                                         Page 10



                             CATHAY GENERAL BANCORP
      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)

                                                       Three months ended March 31,
                                                      -----------------------------
(Dollars in thousands, except per share data)              2007            2006
-----------------------------------------------------------------------------------
INTEREST AND  DIVIDEND INCOME
Loan receivable, including loan fees                   $    114,179   $     90,086
Securities available-for-sale - taxable                      21,815         13,146
Securities available-for-sale - nontaxable                      599            722
Federal Home Loan Bank stock                                    509            348
Agency preferred stock                                          164            209
Federal funds sold and securities
  purchased under agreements to resell                        3,802             28
Deposits with banks                                             786             67

                                                       ------------   ------------
Total interest and dividend income                          141,854        104,606
                                                       ------------   ------------

INTEREST EXPENSE
Time deposits of $100,000 or more                            31,152         21,438
Other deposits                                               17,987          9,893
Securities sold under agreements to repurchase                5,717          2,513
Advances from Federal Home Loan Bank                         11,781          3,799
Long-term debt                                                1,976          1,041
Short-term borrowings                                           489            781

                                                       ------------   ------------
Total interest expense                                       69,102         39,465
                                                       ------------   ------------

Net interest income before provision for loan losses         72,752         65,141
Provision for loan losses                                     1,000          1,500
                                                       ------------   ------------
Net interest income after provision for loan losses          71,752         63,641
                                                       ------------   ------------

NON-INTEREST INCOME
Securities gains, net                                           191             27
Letters of credit commissions                                 1,292          1,069
Depository service fees                                       1,346          1,255
Other operating income                                        3,055          2,724
                                                       ------------   ------------
Total non-interest income                                     5,884          5,075
                                                       ------------   ------------

NON-INTEREST EXPENSE
Salaries and employee benefits                               16,977         14,040
Occupancy expense                                             2,768          2,080
Computer and equipment expense                                2,225          1,610
Professional services expense                                 1,728          1,641
FDIC and State assessments                                      259            249
Marketing expense                                               901            695
Other real estate owned expense                                 244             85
Operations of affordable housing investments                    944          1,299
Amortization of core deposit intangibles                      1,765          1,401
Other operating expense                                       2,418          2,226

                                                       ------------   ------------
Total non-interest expense                                   30,229         25,326

                                                       ------------   ------------

Income before income tax expense                             47,407         43,390
Income tax expense                                           17,441         16,054
                                                       ------------   ------------
Net income                                                   29,966         27,336
                                                       ------------   ------------

Other comprehensive gain (loss), net of tax                   4,683         (6,839)
                                                       ------------   ------------

Total comprehensive income                             $     34,649   $     20,497
                                                       ============   ============

Net income per common share:
  Basic                                                $       0.58   $       0.54
  Diluted                                              $       0.57   $       0.54

Cash dividends paid per common share                   $       0.09   $       0.09
Basic average common shares outstanding                  51,684,754     50,226,768
Diluted average common shares outstanding                52,295,229     50,797,859

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

                                                                         Page 11

                             CATHAY GENERAL BANCORP
         AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

                                                                   For the three months ended
------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                          March 31, 2007            March 31, 2006             December 31, 2006
                                          -----------------------    -----------------------    ------------------------
Interest-earning assets                     Average      Average      Average      Average       Average        Average
                                            Balance    Yield/Rate     Balance     Yield/Rate     Balance       Yield/Rate
                                                          (1)(2)                    (1)(2)                      (1)(2)
                                          ----------   ----------    ----------   ----------    ----------    ----------
Loans and leases(1)                       $5,787,959         8.00%   $4,838,651         7.55%   $5,628,885         8.10%
Taxable securities                         1,578,706         5.60%    1,161,798         4.59%    1,442,358         5.44%
Tax-exempt securities(2)                      75,549         6.16%       86,755         6.54%       77,977         6.86%

FHLB & FRB stock                              44,957         4.59%       29,756         4.74%       34,917         5.62%
Federal funds sold and securities
  purchased under agreements to resell       217,662         7.08%        2,622         4.33%        2,744         5.06%
Deposits with banks                           47,822         6.67%       19,340         1.41%       13,068         3.67%
                                          ----------   ----------    ----------   ----------    ----------    ----------
  Total interest-earning assets           $7,752,655         7.44%   $6,138,922         6.94%   $7,199,949         7.53%
                                          ----------                 ----------                 ----------
Interest-bearing liabilities
Interest-bearing demand deposits          $  232,656         1.26%   $  242,462         0.95%   $  231,415         1.27%
Money market                                 666,454         3.08%      575,759         2.30%      636,143         2.94%
Savings deposits                             344,336         1.00%      357,795         0.77%      359,894         0.99%
Time deposits                              3,654,859         4.72%    3,095,301         3.51%    3,609,594         4.61%
                                          ----------   ----------    ----------   ----------    ----------    ----------
  Total interest-bearing deposits         $4,898,305         4.07%   $4,271,317         2.97%   $4,837,046         3.96%
Federal funds purchased                       25,244         5.33%       45,028         4.53%       43,940         5.40%
Securities sold under agreements
  to repurchase                              616,418         3.76%      280,000         3.64%      400,000         4.46%
Other borrowed funds                         923,273         5.24%      384,913         4.30%      635,190         5.25%
Long-term debt                               105,156         7.62%       53,982         7.82%      104,125         7.64%
                                          ----------   ----------    ----------   ----------    ----------    ----------
  Total interest-bearing liabilities       6,568,396         4.27%    5,035,240         3.18%    6,020,301         4.20%

Non-interest-bearing demand deposits         772,268                    717,599                    786,132
                                          ----------                 ----------                 ----------
  Total deposits and other borrowed funds $7,340,664                 $5,752,839                 $6,806,433
                                          ----------                 ----------                 ----------
Total average assets                      $8,389,776                 $6,628,833                 $7,844,168
Total average stockholders' equity        $  944,314                 $  788,565                 $  929,564
                                          ----------                 ----------                 ----------

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.